Exhibit 99.1

Ryerson Reports Fourth Quarter and Full-Year 2022 Results

Quarterly results include strong counter-cyclical operating cash flow generation, notable growth investments and sequential reduction in debt. Business highlights include ramping up production at new Centralia service center, the Excelsior acquisition, an increase in the quarterly dividend, hosting of Investor Day at NYSE and publication of inaugural ESG Report.

CHICAGO – February 22, 2023 –Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the fourth quarter and full year ended December 31, 2022.

Highlights:

•
Record full-year Net Income attributable to Ryerson Holding Corporation of $391.0 million with Adjusted EBITDA1, excluding LIFO of $582.0 million
•
Generated full-year revenue of $6.3 billion and fourth quarter revenue of $1.3 billion
•
Record full-year Diluted EPS2 of $10.21 and fourth quarter loss per share of $0.65
•
Generated operating cash flow of $501.2 million for the full-year and $181.6 million in the fourth quarter
•
Reduced debt to $367 million and net debt3 to $328 million from $639 million and $588 million, respectively, compared to December 31, 2021
•
Hosted Investor Day at the NYSE in November, outlining financial priorities and Next Phase Targets
•
Published inaugural ESG Report in December
•
Announced a first quarter 2023 dividend of $0.17 per share, a 6.3% increase from the prior quarter

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q4 2022	Q4 2021	Q3 2022	YoY	QoQ	2022	2021	YoY

Revenue	$1,288.2	$1,533.9	$1,543.1	(16.0)%	(16.5)%	$6,323.6	$5,675.3	11.4%
Tons shipped	465	474	512	(1.9)%	(9.2)%	2,029	2,095	(3.2)%
Average selling price/ton	$2,770	$3,236	$3,014	(14.4)%	(8.1)%	$3,117	$2,709	15.1%
Gross margin	12.7%	21.3%	17.6%	-860 bps	-490 bps	20.7%	20.2%	50 bps
Gross margin, excl. LIFO	15.3%	26.3%	16.2%	-1100 bps	-90 bps	19.8%	26.7%	-690 bps
Warehousing, delivery, selling, general, and administrative expenses	$190.5	$180.9	$186.5	5.3%	2.1%	$735.2	$711.2	3.4%
As a percentage of revenue	14.8%	11.8%	12.1%	300 bps	270 bps	11.6%	12.5%	-90 bps
Net income (loss) attributable to Ryerson Holding Corporation	$(24.1)	$106.4	$55.1	(122.7)%	(143.7)%	$391.0	$294.3	32.9%
Diluted earnings (loss) per share	$(0.65)	$2.71	$1.46	$(3.36)	$(2.11)	$10.21	$7.56	$2.65
Adjusted diluted earnings (loss) per share	$(0.65)	$2.68	$1.48	$(3.33)	$(2.13)	$10.54	$7.46	$3.08
Adj. EBITDA, excl. LIFO	$28.7	$238.7	$78.5	(88.0)%	(63.4)%	$582.0	$860.6	(32.4)%
Adj. EBITDA, excl. LIFO margin	2.2%	15.6%	5.1%	-1340 bps	-290 bps	9.2%	15.2%	-600 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$367.0	$639.3	$476.9	(42.6)%	(23.0)%	$367.0	$639.3	(42.6)%
Cash and cash equivalents	$39.2	$51.2	$50.9	(23.4)%	(23.0)%	$39.2	$51.2	(23.4)%
Net debt	$327.8	$588.1	$426.0	(44.3)%	(23.1)%	$327.8	$588.1	(44.3)%
Net debt / LTM Adj. EBITDA, excl. LIFO	0.6	x	0.7	x	0.5	x	(0.1	x)	0.1	x	0.6	x	0.7	x	(0.1	x)
Cash conversion cycle (days)	91.6	83.8	83.4	7.8	8.2	80.9	66.3	14.6
Net cash provided by operating activities	$181.6	$106.8	$151.6	$74.8	$30.0	$501.2	$35.0	$466.2

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said, “First, let’s take stock of all that was accomplished at Ryerson in 2022. Gratitude and thanks all around to our customers, my Ryerson teammates, and our suppliers as we skillfully navigated a tumultuous, but nonetheless one of our best years on record. The full year highlights articulated in this release reflect a better path we have set ourselves on given the level of investment in the business through capex and business development during the year while returning approximately $70 million to shareholders through share repurchases and dividends. Speaking of dividends, we announced our sixth consecutive quarterly dividend increase to 17 cents per share given our confidence in Ryerson’s future trajectory and secular strengths underpinning demand for recyclable and reusable industrial metals. During the fourth quarter, we saw margin compression peak around mid-quarter and then inflect positively through year-end while shipments and revenues were within our guided range. Though we experienced some transient counter-cyclical dynamics around carbon program price resets and elevated industry-wide stainless inventory levels that amplified margin compression in the quarter, these effects were a segue to improving industry conditions moving through the back-half of the fourth quarter and into early 2023. We are encouraged by price, margin and demand support seen through the midpoint of the first quarter of 2023. Despite elevated levels of economic uncertainty engendered by inflation, macro-policy, and geo-political risks, demand and industrial metal commodity price support appear resilient given current levels of business investment, consumer spending, reshoring trends, expectant industrial metals demand in India and China as well as fiscal policy support for infrastructure, chip manufacturing and climate-related investment.”

2022 Company Highlights:

•
Transformed the balance sheet with total debt declining to $367 million and net debt declining to $328 million, compared to $639 million and $588 million as of December 31, 2021
•
Grew book value of equity4 by 64% to $893 million from $545 million in 2021
•
Redeemed $300 million of 8.50% Senior Secured Notes, retiring the notes and saving an estimated $25 million per year on pre-tax interest expense
•
Improved financial flexibility by amending and upsizing the Revolving Credit Facility to $1.3 billion
•
Achieved major milestones at two new state-of-the art facilities, ramping up operations at the newly built service center at Centralia, WA and breaking ground at our University Park, IL campus
•
Acquired four value-add businesses: Ford Tool Steels, Inc., Apogee Steel Fabrication Incorporated, Howard Precision Metals, Inc. and Excelsior, Inc.
•
Announced target of 80% reduction in scope 1 and 2 emissions by 2040 in inaugural ESG report
•
Returned approximately $70 million to shareholders in the form of share repurchases and dividends
•
Repurchased 1.7 million shares while increasing the free float to 57% of shares outstanding, up from 46%
•
Authorized a new, two-year, $75 million share repurchase program after having completed the prior $50 million program
•
Annual dividends declared per share increased to 53.5 cents, up from 16.5 cents in 2021

Fourth Quarter Results

Ryerson generated net sales of $1.3 billion in the fourth quarter of 2022, a decrease of 16.5% compared to $1.5 billion for the third quarter of 2022, primarily driven by seasonally lower volumes and lower selling prices. Volumes declined 9.2% and average selling prices declined 8.1%, compared to the third quarter of 2022 in line with our guidance. Gross margin contracted sequentially by 490 basis points to 12.7% in the fourth quarter of 2022, compared to 17.6% in the third quarter of 2022. Gross margins were primarily impacted by transient margin compression, most notably in carbon sheet steel and stainless steel, as spot margins troughed mid-quarter before moving higher to end the year on an encouraging note. LIFO expense of $34.6 million was larger-than-expected, driven by average cost of inventory that ended the year at higher levels than anticipated primarily attributable to stainless steel market dynamics of an over-supplied North American Market versus stainless steel inputs such as nickel which rallied notably thru the fourth quarter.

Declining average selling prices partially reversed during the second half of the fourth quarter leading Ryerson to record a LIFO expense of $34.6 million versus initial expectations of $20 million LIFO income for the quarter. This was due to average inventory costs ending the year higher than what was previously projected for each major commodity. In conjunction, inventory days of supply in the fourth quarter also rose to 90 days, compared with 83 days in the third quarter, and, as such, projected declines in average costs did not occur as anticipated. Although this had a one-time negative impact to margins in the quarter due to the timing of annual LIFO calculation, higher commodity futures provide a more positive outlook for the first half of 2023 than previously expected.

Excluding the impact of LIFO, gross margin contracted 90 basis points to 15.3% in the fourth quarter of 2022, compared to 16.2% in the third quarter, driven by the decline in average selling prices outpacing the decline in our cost of goods sold. Warehousing, delivery, selling, general and administrative expenses increased 2.1% to $190.5 million in the fourth quarter of 2022, compared to $186.5 million in the third quarter, primarily driven by costs related to acquisitions.

Net loss attributable to Ryerson Holding Corporation for the fourth quarter of 2022 was $24.1 million, or $0.65 per diluted share, compared to net income of $55.1 million, or $1.46 per diluted share in the previous quarter. During the fourth quarter, we recorded charges of $5.3 million for reorganization costs, primarily related to ERP system conversion as well as relocation expense for our new Centralia service center. Ryerson generated Adjusted EBITDA, excluding LIFO of $28.7 million in the fourth quarter of 2022, compared to third quarter 2022 Adjusted EBITDA, excluding LIFO of $78.5 million.

Market Commentary

Ryerson’s revenue of $1.28 billion in the fourth quarter was driven by an average selling price decrease of 8.1% to $2,770 per ton and a sales volume decrease of 9.2% to 465 thousand tons, compared to the third quarter of 2022. Fourth quarter revenue was at the high end of our guidance range of $1.25 to $1.30 billion, and our sequential volume decrease of 9.2% was partially due to normal holiday seasonal slowdown of our manufacturing customers.

Liquidity & Debt Management

Ryerson generated $181.6 million of operating cash in the fourth quarter of 2022 driven by working capital release of $207.4 million, which was slightly offset by a net loss of $23.8 million. Cash release was achieved despite the Company’s cash conversion cycle increasing to 91.6 days, compared to 83.4 days in the third quarter of 2022. Ryerson’s inventory build was driven by normal seasonality coupled with residual pandemic distortions in supply and withdrawal patterns in the second half of 2022 and an upward inflection in metals prices in the fourth quarter. As a result of strong operating cash flow, the Company ended the fourth quarter of 2022 with $367 million of debt and $328 million of net debt, a decrease of $110 million and $98 million, respectively, compared to the third quarter. Ryerson’s leverage ratio as of the fourth quarter of 2022 was 0.6x, near the Company’s low-end target leverage range. Ryerson’s global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, increased to $909 million as of December 31, 2022, compared to $906 million as of September 30, 2022.

Shareholder Return Activity

Dividends. On February 22, 2023, the Board of Directors declared a quarterly cash dividend of $0.17 per share of common stock, payable on March 16, 2023, to stockholders of record as of March 6, 2023. During the fourth quarter of 2022, Ryerson paid a quarterly dividend in the amount of $0.16 per share, amounting to a cash return of approximately $5.9 million for the fourth quarter of 2022. For the full-year 2022, Ryerson paid approximately $20 million in dividends, with dividends per share of 53.5 cents on an annual basis.

Share Repurchase. Ryerson repurchased approximately 33,000 shares of common stock resulting in a return to shareholders of approximately $0.9 million for the fourth quarter of 2022. Ryerson made these repurchases in accordance with its share repurchase program, which authorizes the Company to acquire up to an aggregate amount of $75.0 million of the Company’s common stock through August 3, 2024. For the full-year 2022, Ryerson returned approximately $50 million to shareholders in the form of share repurchases.

Outlook Commentary

Ryerson is encouraged by improving sequential margin and demand conditions as experienced through the quarter to date as both spot and program margins have positively inflected and shipments are showing on par with typical sequential seasonality. As such, Ryerson anticipates first quarter net sales to be in the range of $1.37 billion to $1.43 billion, with pricing decreasing 1% to 3%, and shipment volumes increasing 10% to 12%. LIFO expense in the first quarter of 2023 is expected to be $5 million. We expect adjusted EBITDA, excluding LIFO in the range of $78 million to $82 million and earnings per diluted share in the range of $0.98 to $1.06.

Fourth Quarter 2022 Major Product Metrics
	Tons Shipped (thousands)					Average Selling Prices
	Q4 2022	Q4 2021	Q3 2022	Year-over-year	Quarter-over-quarter	Year-over-year	Quarter-over-quarter

Carbon Steel	365	363	405	0.6%	(9.9)%	(19.3)%	(9.0)%
Aluminum	45	47	49	(4.3)%	(8.2)%	5.6%	(7.0)%
Stainless Steel	52	63	56	(17.5)%	(7.1%)	(6.8)%	(8.9)%

	Net Sales (millions)
	Q4 2022	Q4 2021	Q3 2022	Year-over-year	Quarter-over-quarter

Carbon Steel	$684	$843	$834	(18.9)%	(18.0%)
Aluminum	$269	$266	$315	1.1%	(14.6)%
Stainless Steel	$313	$407	$370	(23.1)%	(15.4)%

Full Year 2022 Major Product Metrics
	Tons Shipped (thousands)			Average Selling Prices
	2022	2021	Year-over-year	Year-over-year

Carbon Steel	1,583	1,604	(1.3)%	11.8%
Aluminum	195	205	(4.9)%	24.1%
Stainless Steel	242	278	(12.9)%	24.5%

	Net Sales (millions)
	2022	2021	Year-over-year

Carbon Steel	$3,371	$3,056	10.3%
Aluminum	$1,235	$1,046	18.1%
Stainless Steel	$1,625	$1,499	8.4%

Earnings Call Information

Ryerson will host a conference call to discuss fourth quarter 2022 financial results for the period ended December 31, 2022, on Thursday, February 23, 2023, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,200 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Manager – Investor Relations:

Pratham Dear

312.292.5033

investorinfo@ryerson.com

Notes:

1For EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding LIFO please see Schedule 2

2EPS is Earnings per Share

3Net debt is defined as long term debt plus short term debt less cash and cash equivalents and excludes restricted cash

4Book value of equity is defined as total assets less total liabilities

Legal Disclaimer

The contents herein are provided for general information purposes only and do not constitute an offer to sell or buy, or a solicitation of an offer to buy, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or buy, or a solicitation of an offer to buy, any Security in the United States, or to U.S. persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; the impact of geopolitical events, including Russia’s invasion of Ukraine and global trade sanctions; fluctuating metal prices; our indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; the ownership of a significant portion of our equity securities by a single investor group; work stoppages; obligations under certain employee retirement benefit plans; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2022	2021	2022	2022	2021

NET SALES	$1,288.2	$1,533.9	$1,543.1	$6,323.6	$5,675.3
Cost of materials sold	1,125.1	1,206.6	1,272.1	5,013.5	4,528.5
Gross profit	163.1	327.3	271.0	1,310.1	1,146.8
Warehousing, delivery, selling, general, and administrative	190.5	180.9	186.5	735.2	711.2
Gain on sale of assets (1)	—	(1.9)	—	(3.8)	(109.6)
OPERATING PROFIT (LOSS)	(27.4)	148.3	84.5	578.7	545.2
Other income and (expense), net (2)	(0.3)	(0.1)	(1.3)	(22.6)	(105.1)
Interest and other expense on debt	(7.0)	(10.2)	(7.6)	(33.2)	(51.0)
INCOME (LOSS) BEFORE INCOME TAXES	(34.7)	138.0	75.6	522.9	389.1
Provision (benefit) for income taxes	(10.9)	31.5	20.5	131.4	93.7
NET INCOME (LOSS)	(23.8)	106.5	55.1	391.5	295.4
Less: Net income attributable to noncontrolling interest	0.3	0.1	—	0.5	1.1
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$(24.1)	$106.4	$55.1	$391.0	$294.3
EARNINGS (LOSS) PER SHARE
Basic	$(0.65)	$2.77	$1.49	$10.41	$7.67
Diluted	$(0.65)	$2.71	$1.46	$10.21	$7.56
Shares outstanding - basic	37.0	38.4	37.1	37.6	38.4
Shares outstanding - diluted	37.0	39.2	37.8	38.3	38.9

Dividends declared per share	$0.160	$0.085	$0.150	$0.535	$0.165

Supplemental Data :
Tons shipped (000)	465	474	512	2,029	2,095
Shipping days	60	61	64	251	252
Average selling price/ton	$2,770	$3,236	$3,014	$3,117	$2,709
Gross profit/ton	351	691	529	646	547
Operating expenses/ton	410	378	364	360	287
Operating profit (loss)/ton	(59)	313	165	285	260
LIFO expense (income) per ton	74	159	(41)	(29)	175
LIFO expense (income)	34.6	75.5	(21.1)	(58.1)	366.4
Depreciation and amortization expense	16.5	15.4	14.5	59.0	55.9
Cash flow provided by operating activities	181.6	106.8	151.6	501.2	35.0
Capital expenditures	(33.9)	(34.3)	(28.4)	(105.1)	(59.3)

(1) The year 2021 includes a $109.6 million gain on the sale and leaseback of properties and a purchase option sale with net proceeds of approximately $165.1 million.

(2) The year 2022 includes a $21.3 million loss on retirement of debt. The year 2021 includes a $98.3 million pension settlement charge and a $5.5 million loss on the retirement of debt.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for First Quarter 2023 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$39.2	$51.2
Restricted cash	1.3	1.2
Receivables, less provisions of $3.2 at December 31, 2022 and $2.2 at December 31, 2021	514.4	630.8
Inventories	798.5	832.1
Prepaid expenses and other current assets	88.2	77.7
Total current assets	1,441.6	1,593.0
Property, plant, and equipment, at cost	898.6	792.8
Less: accumulated depreciation	440.2	404.5
Property, plant, and equipment, net	458.4	388.3
Operating lease assets	240.5	211.1
Other intangible assets	50.9	42.2
Goodwill	129.2	124.1
Deferred charges and other assets	13.7	6.9
Total assets	$2,334.3	$2,365.6
Liabilities
Current liabilities:
Accounts payable	$438.4	$481.2
Salaries, wages, and commissions	67.3	76.6
Other accrued liabilities	77.7	133.4
Short-term debt	5.8	28.8
Current portion of operating lease liabilities	25.2	24.9
Current portion of deferred employee benefits	4.8	6.1
Total current liabilities	619.2	751.0
Long-term debt	361.2	610.5
Deferred employee benefits	118.0	163.3
Noncurrent operating lease liabilities	215.1	184.8
Deferred income taxes	113.5	94.1
Other noncurrent liabilities	14.3	17.3
Total liabilities	1,441.3	1,821.0
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized; no shares issued and outstanding at December 31, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 39,059,198 and 38,687,094 shares issued at December 31, 2022 and December 31, 2021, respectively	0.4	0.4
Capital in excess of par value	397.7	388.6
Retained earnings	692.5	321.7
Treasury stock, at cost - Common stock of 2,070,654 shares at December 31, 2022 and 292,932 shares at December 31, 2021	(61.1)	(8.4)
Accumulated other comprehensive loss	(144.4)	(165.1)
Total Ryerson Holding Corporation Stockholders' Equity	885.1	537.2
Noncontrolling interest	7.9	7.4
Total Equity	893.0	544.6
Total Liabilities and Stockholders' Equity	$2,334.3	$2,365.6

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2022	2021	2022	2022	2021

Net income (loss) attributable to Ryerson Holding Corporation	$(24.1)	$106.4	$55.1	$391.0	$294.3
Interest and other expense on debt	7.0	10.2	7.6	33.2	51.0
Provision (benefit) for income taxes	(10.9)	31.5	20.5	131.4	93.7
Depreciation and amortization expense	16.5	15.4	14.5	59.0	55.9
EBITDA	$(11.5)	$163.5	$97.7	$614.6	$494.9
Gain on bargain purchase	—	—	(0.6)	(0.6)	—
Gain on sale of assets	—	(1.9)	—	(3.8)	(109.6)
Reorganization	5.3	1.6	0.6	6.9	3.5
Foreign currency transaction (gains) losses	0.1	(0.3)	0.5	1.3	(0.5)
Loss on retirement of debt	—	—	1.5	21.3	5.5
Pension settlement charge	—	—	—	—	98.3
Purchase consideration and other transaction costs	0.2	—	—	0.2	—
Other adjustments	—	0.3	(0.1)	0.2	2.1
Adjusted EBITDA	$(5.9)	$163.2	$99.6	$640.1	$494.2

Adjusted EBITDA	$(5.9)	$163.2	$99.6	$640.1	$494.2
LIFO expense (income)	34.6	75.5	(21.1)	(58.1)	366.4
Adjusted EBITDA, excluding LIFO expense (income)	$28.7	$238.7	$78.5	$582.0	$860.6

Net sales	$1,288.2	$1,533.9	$1,543.1	$6,323.6	$5,675.3

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	2.2%	15.6%	5.1%	9.2%	15.2%

Gross profit	$163.1	$327.3	$271.0	$1,310.1	$1,146.8

Gross margin	12.7%	21.3%	17.6%	20.7%	20.2%

Gross profit	$163.1	$327.3	$271.0	$1,310.1	$1,146.8
LIFO expense (income)	34.6	75.5	(21.1)	(58.1)	366.4
Gross profit, excluding LIFO expense (income)	$197.7	$402.8	$249.9	$1,252.0	$1,513.2

Gross margin, excluding LIFO expense (income)	15.3%	26.3%	16.2%	19.8%	26.7%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, gain on sales of assets, gain or loss on retirement of debt, pension settlement charge, purchase consideration and other transaction costs, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding

LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) and Earnings (Loss) per Share to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(Dollars and Shares in Millions, Except Per Share Data)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2022	2021	2022	2022	2021

Net income (loss) attributable to Ryerson Holding Corporation	$(24.1)	$106.4	$55.1	$391.0	$294.3

Gain on bargain purchase	—	—	(0.6)	(0.6)	—
Gain on sale of assets	—	(1.9)	—	(3.8)	(109.6)
Loss on retirement of debt	—	—	1.5	21.3	5.5
Pension settlement charge	—	—	—	—	98.3
Provision (benefit) for income taxes	—	0.5	(0.2)	(4.3)	1.5

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$(24.1)	$105.0	$55.8	$403.6	$290.0

Adjusted diluted earnings (loss) per share	$(0.65)	$2.68	$1.48	$10.54	$7.46

Shares outstanding - diluted	37.0	39.2	37.8	38.3	38.9

Note: Adjusted net income (loss) and Adjusted diluted earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2022	2021	2022	2022	2021

Net cash provided by operating activities	$181.6	$106.8	$151.6	$501.2	$35.0
Capital expenditures	(33.9)	(34.3)	(28.4)	(105.1)	(59.3)
Proceeds from sales of property, plant, and equipment	—	0.3	0.8	8.0	166.3
Free cash flow	$147.7	$72.8	$124.0	$404.1	$142.0

Market capitalization	$1,119.3	$1,000.2	$952.9	$1,119.3	$1,000.2

Free cash flow yield	13.2%	7.3%	13.0%	36.1%	14.2%

Note: Market capitalization is calculated using December 31, 2022, September 30, 2022, and December 31, 2021 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of First Quarter 2023 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	First Quarter 2023
	Low	High
Net income attributable to Ryerson Holding Corporation	$36	$39

Diluted earnings per share	$0.98	$1.06

Interest and other expense on debt	7	7
Provision for income taxes	13	14
Depreciation and amortization expense	16	16
EBITDA	$72	$76
Adjustments	1	1
Adjusted EBITDA	$73	$77
LIFO expense	5	5
Adjusted EBITDA, excluding LIFO expense	$78	$82

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.